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                                                                     EXHIBIT 5.1

             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]

                               January 18, 2002

Westport Resources Corporation
410 Seventeenth Street
Suite 2300
Denver, Colorado 80202

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Westport Resources Corporation, a Nevada corporation (the "COMPANY"), WHG, Inc., a Delaware corporation ("WHG"), WHL, Inc., a Delaware corporation ("WHL"), Westport Canada LLC, a Delaware limited liability company ("WCLLC"), Westport Oil and Gas Company, L.P., a Delaware limited partnership ("WOGCLP," and together with WHG, WHL and WCLLC, the "DELAWARE SUBSIDIARY GUARANTORS"), Westport Finance Co., a Wyoming corporation, Westport Overriding Royalty LLC, a Colorado limited liability company, Westport Argentina LLC, a Colorado limited liability company and Jerry Chambers Exploration Company, a Colorado general partnership (each, a "SUBSIDIARY GUARANTOR" and, collectively, the "SUBSIDIARY GUARANTORS"), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended, the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of (i) the proposed offer by the Company to exchange (the "EXCHANGE OFFER") all outstanding 8 1/4% Senior Subordinated Notes due 2011 ($275 million aggregate principal amount outstanding) of the Company (the "OLD NOTES") for new 8 1/4% Senior Subordinated Notes due 2011 ($275 million aggregate principal amount) of the Company (the "EXCHANGE Notes") and (ii) the guarantees of the Exchange Notes by the Subsidiary Guarantors (the "SUBSIDIARY GUARANTEES"). The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of November 5, 2001 among the Company, The Bank of New York, as Trustee, and certain guarantors party thereto, as supplemented by the Supplemental Indenture, dated as of December 31, 2001 (the "INDENTURE").

     We have examined originals or certified copies of such corporate, limited liability company or partnership records of the Company and the Subsidiary Guarantors, as applicable,

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[AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LOGO]
Westport Resources Corporation
January 18, 2002
Page 2

and other certificates and documents of officials of the Company and the Subsidiary Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

     We have assumed with respect to all parties to the Indenture other that the Delaware Subsidiary Guarantors (the "OTHER PARTIES"): (i) that each other party is a natural person or is an entity other than a natural person that has the corporate or other power and authority to execute and deliver the Indenture and to consummate the transactions contemplated thereby, (ii) that each Other Party has taken all necessary corporate or other action to authorize the execution and delivery by it of the Indenture and the Exchange Notes and the consummation of the transactions contemplated thereby and (iii) that the Indenture has been duly executed and delivered by each Other Party that is a party thereto. In addition, we have assumed that the Indenture constitutes the legal, valid and binding obligation of all persons or entities that are parties thereto other than the Company and the Subsidiary Guarantors, enforceable against such persons or entities in accordance with its terms.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

     1. The Delaware Subsidiary Guarantors have all power and authority necessary to execute and deliver the Indenture and to perform their obligations thereunder.

     2. The Delaware Subsidiary Guarantors have duly authorized, executed and delivered the Indenture.

     3. The Indenture is a valid and binding obligation of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with its terms.

     4. The Exchange Notes, when executed by the Company, authenticated by the Trustee and delivered and exchanged for Old Notes in accordance with the Indenture and the Exchange Offer, will be valid and binding obligations of the Company and entitled to the benefits of the Indenture.

     The opinions and other matters in this letter are qualified in their entirety and subject to the following:

     A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules and regulations and judicial and administrative decisions ("LAWS") of (i) the State of New York, (ii) the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and (iii) the federal securities Laws of the United States of America.

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[AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LOGO]
Westport Resources Corporation
January 18, 2002
Page 3

     B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

     C. The opinions expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally including court decisions interpreting such Laws; (ii) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies; and (iv) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

     D.   We express no opinion as to the enforceability of Sections 6.12 and
          13.10 of the Indenture.

     E. We express no opinion as to (i) the actual jurisdiction whose laws will or should govern the Indenture or any issue thereunder, (ii) what law a court applying the conflict of laws rules of any jurisdiction would or should deem applicable, or (iii) whether the choice or conflict of laws rules of any particular jurisdiction will or should govern or be applied to the Indenture. We have assumed that all documents and agreements to which the Company or any Subsidiary Guarantor is a party will be construed in accordance with the internal law of the jurisdiction specified by the parties therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.